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GENIUS PRODUCTS, INC.

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Media Contact: The Weinstein Company Sarah Levinson 646-862-3823 SSA Public Relations John Russel 818-501-0700	Investor Relations Contact: Market Street Partners Joann Horne 415-445-3233

THE WEINSTEIN COMPANY AND GENIUS PRODUCTS SIGN

DEFINITIVE AGREEMENTS TO FORM NEW VENTURE TO

EXPLOIT EXCLUSIVE

U.S. HOME VIDEO DISTRIBUTION RIGHTS

THE WEINSTEIN COMPANY TO TAKE CONTROLLING INTEREST

IN VENTURE

•	Agreements include all of The Weinstein Company’s domestic theatrical releases, TV and direct-to-video titles

•	Warren N. Lieberfarb & Associates, LLC, led by former head of Warner Home Video, becomes special consultant

•	Genius Products raises $32.0 million in new equity to fund venture

NEW YORK, NY and SAN DIEGO, CA—(December 5, 2005)—The Weinstein Company LLC (TWC) and Genius Products, Inc. (OTCBB:GNPI) today announced the signing of definitive agreements to form a new venture to exploit the exclusive U.S. home video distribution rights to all feature film and direct-to-video releases owned or controlled by TWC, and will include the existing home video distribution operations of Genius Products. As a result of the transaction, TWC will have a controlling interest in the new venture. Launched October 1, 2005, TWC is a multi-media entity created by Bob and Harvey Weinstein, founders of Miramax Films. TWC recently secured $490 million of equity financing. The announcement was made jointly by The Weinstein Company’s Co-Chairmen Bob and Harvey Weinstein, and Genius Products’ Trevor Drinkwater, President and CEO, and Stephen K. Bannon, Chairman.

Bob and Harvey Weinstein said: “This agreement fulfills our vision to both control and deliver our content directly to retail. Trevor Drinkwater has developed a premier management team that rivals any major studio and we are thrilled to be in business with him and his team. Genius Products’ strong retail relationships, coupled with its understanding of content and marketing, provide us with a partner that helps to complete the circle of our developing company.”

During the Weinsteins’ tenure at Miramax Films, which they founded in 1979, the company released some of the most critically acclaimed and commercially successful independent feature films, including fifteen Best Picture nominations over a span of thirteen years: THE AVIATOR, FINDING NEVERLAND, CHICAGO, GANGS OF NEW YORK, IN THE BEDROOM, CHOCOLAT, THE CIDER HOUSE RULES, SHAKESPEARE IN LOVE, LIFE IS BEAUTIFUL (LA VITA É BELLA), GOOD WILL HUNTING, THE ENGLISH PATIENT, IL POSTINO (THE POSTMAN), PULP FICTION, THE PIANO and THE CRYING GAME, as well as a Best Picture nomination for THE HOURS, which was a co-production. The films, which received 249 Academy Award® nominations and won 60 Oscars®, have generated billions of dollars in worldwide box office receipts and billions more in home video sales. In its history, Dimension Films has released some of the most successful franchises including SCREAM, SPY KIDS, and SCARY MOVIE.

Genius Products anticipates that the new venture will release to DVD a slate of approximately 20 theatrical films and a significant number of direct-to-video and library titles per year from TWC. Potential new releases may include sequels to successful franchises including SIN CITY and SCARY MOVIE. TWC’s first theatrical release, DERAILED starring Jennifer Aniston and Clive Owen, premiered November 11, 2005 and has garnered over $30 million in North American box office receipts since opening. Other upcoming theatrical releases in 2005 include MRS. HENDERSON PRESENTS, starring Judi Dench and Bob Hoskins, TRANSAMERICA, starring Felicity Huffman, WOLF CREEK, an Australian horror film, and THE MATADOR, starring Pierce Brosnan. The first home video releases from this venture are anticipated in March 2006.

Films acquired as part of the previously announced distribution deal between The Weinstein Company and Rainbow Media Holdings will also be included under this new agreement. The previously announced agreement includes films from Rainbow Media’s theatrical arm, IFC Films, and all original series, specials, documentaries and films produced by Rainbow Media’s national entertainment networks: AMC, Independent Film Channel (IFC), WE: Women’s Entertainment, and fuse.

Under the terms of the agreement, the new venture to be called Genius Products, LLC, (the “Distributor”) will operate the new distribution business and the existing business of Genius Products, Inc. The Distributor will hold the U.S. home video distribution rights to the TWC films and Genius Products will contribute to the Distributor substantially all of its assets, employees and existing businesses. The Distributor will initially be owned 70% by TWC or its owners and 30% by Genius Products. TWC’s 70% interest in the Distributor will be redeemable, at TWC’s option, for up to 70% of the outstanding common stock of Genius Products. The shares held by existing shareholders of Genius Products will remain outstanding and unchanged by this transaction.

The agreement with the Distributor will cover all filmed entertainment for which TWC owns or controls U.S. home video distribution rights for a specified term. TWC and Genius Products will operate under an interim distribution agreement until the closing of the primary transaction, which is expected to be completed in the first quarter of 2006.

Stephen K. Bannon said: “The management team has worked successfully over the past year to transform the company into a significant player in the home entertainment business. This transaction demonstrates the strategy we established, along with our board and our advisor, Cappello Capital Corp., to maximize long-term shareholder value. Our relationship with The Weinstein Company—many months in the making—validates both our strategy and our team.”

Warren N. Lieberfarb & Associates, LLC will become a special consultant to TWC and act as a liaison with Genius Products. Warren N. Lieberfarb & Associates, LLC was founded by Warren Lieberfarb, the former head of Warner Home Video and considered to be the “father” of the DVD business.

Lieberfarb said: “Genius Products’ distribution strategy is optimized to serve the shifting landscape of the DVD marketplace, where broad retail distribution is one of the most critical elements contributing to the success of any consumer product. Trevor Drinkwater and his team, many of whom worked for me at Warner Home Video, represent the ‘best in class’ with a deep understanding of that marketplace and the needs of major retailers who serve it.”

Drinkwater, who in addition to his duties as CEO will manage the day-to-day operations of the Distributor and its Weinstein Division, said: “We are honored by Bob and Harvey Weinstein’s validation of our efforts to build a highly competitive distribution platform. The Weinstein Company, in my view, is the most exciting development in the film industry for some time. Bob and Harvey are clearly among the best and most prolific studio heads in the business. Securing the distribution for their vast production slate will be nothing less than transformational for our company.”

The Distributor’s management team comprises a combination of senior executives from the most significant companies in the entertainment industry, with a wealth of experience in bringing home video entertainment to retail. Chief Executive Officer Trevor Drinkwater has over 15 years of senior management experience in the home entertainment and consumer products industries including: COO of Take Two Interactive; Senior Vice President of DVD Sales for Warner Home Video; and General Manager of The Perrier Group of America. Chairman Stephen K. Bannon is a former Naval Officer and ex-Goldman Sachs investment banker with over 20 years experience in the entertainment industry. Executive Vice President, Marketing, Michael Radiloff has an extensive background as a senior marketing executive at prominent entertainment firms, including Warner Home Video, Disney Interactive, and Activision. General Manager and Executive Vice President Christine Martinez has over 12 years in the home entertainment industry, most recently as Vice President, Marketing-Franchise at Warner Home Video.

As part of the transaction, Genius Products also announced the completion of a $32.0 million equity private placement to major institutional investors as well as a number of current shareholders. The transaction was priced at market at $2.00 per share with 30% warrant coverage priced at $2.40. The proceeds from the offering will provide working capital to fund the operation of the new venture as well as content acquisitions. Roth Capital Partners, LLC acted as financial advisor and placement agent for the equity financing.

Jefferies & Company, Inc. acted as financial advisor to Genius Products and its special committee and rendered a fairness opinion for the transaction. Morrison & Foerster LLP acted as legal counsel to Genius Products, Inc. and Mark D. Bisgeier, Esq. acted as special counsel in negotiations for the distribution agreement. O’Melveny & Myers LLP and Paul, Weiss, Rifkind, Wharton & Garrison LLP acted as legal advisors to TWC. Goldman, Sachs & Co. acted as financial advisors to TWC.

Conference Call

Genius Products will hold a conference call tomorrow, Tuesday, December 6, 2005 at 5:30 a.m. (PT) / 8:30 a.m. (ET),

Investors are invited to listen to Genius Products’ conference call by dialing 866-831-5605 and by using passcode 84735074, or by going to the investor relations section of the Web site at www.geniusproducts.com. A replay of the call will be available until December 13, 2005 and can be accessed by dialing 888-286-8010 and using the passcode 45516035. A replay Web cast will be available at www.geniusproducts.com.

About The Weinstein Company

The Weinstein Company was created by Bob and Harvey Weinstein, the brothers who founded Miramax Films Corp. in 1979. TWC is a multi-media company that officially launched on October 1, 2005. Dimension Films, the genre label that was founded in 1993 by Bob Weinstein, is also included under TWC banner. The Weinsteins are actively working on the production, development and acquisition of projects for TWC.

Some of the titles The Weinstein Company’s upcoming release slate includes are LUCKY NUMBER SLEVIN, starring Bruce Willis, Josh Hartnett, Lucy Lui, and Academy Award winners Morgan Freeman, and Ben Kingsley; BREAKING AND ENTERING, written and directed by Anthony Minghella and starring Jude Law, Juliette Binoche, Robin Wright Penn and Vera Farmiga; DECAMERON, starring Hayden Christensen (“Star Wars”) and Mischa Barton (“The OC”); LAST LEGION, starring Colin Firth and Ben Kingsley; YOUNG HANNIBAL, the prequel to the incredibly successful and legendary Hannibal Lecter series; SCARY MOVIE 4, the latest installment in the hugely successful and hilarious horror-parody series; SIN CITY 2, the second installment in the franchise based on the electrifying graphic novels from Frank Miller, which will be co-directed by Robert Rodriguez and Miller; PULSE, a remake of a Japanese horror film starring Kristen Bell, Christina Milian, and Ian Somerhalder; PASSION OF THE CLERKS, a new film from Kevin Smith; KILLSHOT, a film from Academy Award winning director John Madden starring Diane Lane, Mickey Rourke,

Thomas Jane, Rosario Dawson, and Johnny Knoxville; AWAKE, starring Jessica Alba and Hayden Christensen; SCHOOL FOR SCOUNDRELS, directed by Todd Phillips and starring Billy Bob Thornton and Jon Heder; and GRIND HOUSE, a groundbreaking film that will unite two of the world’s most legendary filmmakers, Quentin Tarantino and Robert Rodriguez.

KILLSHOT and AWAKE are currently in production for TWC and SCARY MOVIE 4 and SCHOOL FOR SCOUNDRELS are in production for Dimension Films.

About Genius Products, Inc.

Genius Products, Inc. (OTCBB:GNPI) produces and distributes home entertainment products including DVDs and CDs. Its products are sold in retail outlets nationwide under well-known brands including NBC News, Wellspring, TV Guide®, Sundance Channel Home Entertainment™ and Baby Genius®.

Wellspring Media, Inc. is one of the leading distributors of arthouse films in America. Current and upcoming releases include Jacques Audiard’s thriller, THE BEAT THAT MY HEART SKIPPED, starring Romain Duris; Arnaud Desplechin’s critically acclaimed KINGS AND QUEEN; Rupert Murray’s amnesia documentary UNKNOWN WHITE MALE; Steve James’ documentary, REEL PARADISE, about John Pierson and his family’s year in Fiji running a movie theatre; and Thomas Vinterberg’s DEAR WENDY, written by Lars Von Trier and starring Jamie Bell, Michael Angarano, Mark Webber and Bill Pullman.

Together, the Wellspring Home Video and Worldwide Sales libraries boast over 700 titles including major works by François Truffaut, Jean-Luc Godard, Eric Rohmer, Luchino Visconti, Rainer Werner Fassbinder, Hou Hsiao-Hsien, The Taviani Brothers, Peter Greenaway, Jacques Demy, Akira Kurosawa, Pedro Almodóvar, Michelangelo Antonioni and Lina Wertmüller, among others.

Additional Important Information will be Filed with the SEC

Genius Products plans to file with the SEC and mail to its stockholders a proxy statement in connection with the transaction. Investors are urged to read the proxy statement and any other relevant documents when they become available because they will contain important information. Investors will be able to obtain free copies of the proxy statement and other documents filed with the SEC by Genius Products through the Web site maintained by the SEC at www.sec.gov. In addition, investors will be able to obtain copies of the proxy statement free of charge from Genius Products, by contacting their proxy solicitor: The Altman Group, 1200 Wall Street West, Third Floor, Lyndhurst, NJ, 07071 or 800-820-2416.

The directors, executive officers and certain other members of management of Genius Products may be deemed to be soliciting proxies in favor of the proposed transaction from Genius Products’ shareholders. For information about these directors, executive officers and members of management, please refer to Genius Products’ Annual Report on Form 10-KSB (as amended) for the fiscal year ended December 31, 2004 and its other filings with the SEC, which is available at the SEC’S website (www.sec.gov) and from Genius Products at the address provided in the preceding paragraph

Forward-Looking Statements

Except for historical matters, the matters discussed in this press release are forward-looking statements. The forward-looking statements reflect assumptions and involve risks and uncertainties that may affect Genius Products’ business, forecasts, projections and prospects, and cause actual results to differ materially from those in these forward-looking statements. These forward-looking statements include, but are not limited to: statements relating to the closing of the transaction with The Weinstein Company, including the anticipated timing of the closing; statements regarding the fairness and expected benefits of the transaction; statements relating to the future business and financial performance of Genius Products, the Distributor and/or The Weinstein Company, including statements regarding Genius Products’ revenues, gross margin, net operating margin, profitability, expenses and cash flow, as well as other projections; statements regarding future theatrical and direct-to-video releases, including the anticipated number and timing of such releases; statements regarding the terms of the transaction, including the terms of the distribution agreement with The Weinstein Company and the ability to achieve the related performance measures; statements regarding Genius Products’ senior management; statements regarding Genius Products’ ability to compete with non-major distributors and major studios, among others; statements regarding Genius Products’ ability to satisfy and anticipate consumer demand and develop retailer programs; statements regarding accelerating the build out of infrastructure and analytic ability to support accelerated revenues and improving content; statements regarding capital resources and liquidity and the future use of capital resources, including the proceeds of the recent private placement financing; and statements regarding other strategic distribution relationships. Actual results could vary for many reasons, including but not limited to: Genius Products’ ability to complete the transaction with The Weinstein Company; the outcome of a stockholder meeting to approve the transaction and related matters; the manner in which The Weinstein Company exercises its control over Genius Products and the Distributor; the quality and financial performance of The Weinstein Company’s theatrical releases; the Distributor’s ability to perform its obligations under the distribution agreement with The Weinstein Company; whether The Weinstein Company exercises its rights to terminate the distribution agreement in certain circumstances; the effect of changing audience demands and technological change; and the availability of alternative forms of entertainment. Other such risks and uncertainties include Genius Products’ ability to grow its business, to obtain additional licenses and to meet anticipated release schedules, as well as other matters described in Genius Products’ filings with the Securities and Exchange Commission. Genius Products assumes no obligation to update any forward-looking statements to reflect events or circumstances occurring after the date of this press release. The transaction is subject to customary closing conditions, including shareholder approval and any antitrust regulatory clearances.

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